Exhibit 10.2

SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is entered into as of the 11 day of June, 2024 (the “Effective Date”) by and between FMC Corporation (the “Company”), with its Corporate Headquarters at 2929 Walnut Street, Philadelphia, PA, 19104, and Mark A. Douglas (“Executive”) (collectively, the “Parties”).
WHEREFORE, Executive serves as President and Chief Executive Officer of the Company and a member of the Company’s Board of Directors (the “Board”);
WHEREFORE, the Parties now desire to enter into a mutually satisfactory arrangement concerning, among other things, Executive’s separation from service with the Company and its subsidiaries, and other matters related thereto; and
WHEREFORE, in consideration of the promises contained herein, and for good and valuable consideration, receipt of which is hereby acknowledged, and fully intending to be legally bound hereby, the Parties agree as follows:
I.CESSATION OF OFFICER AND DIRECTOR POSITIONS AND TRANSITIONAL EMPLOYMENT
1.Effective as of the Effective Date, Executive shall cease to serve in the position of President and Chief Executive Officer of the Company. Accordingly, effective as of the Effective Date, Executive hereby resigns as a member of the Board and from any other position he holds with any of the Company’s subsidiaries. While the Parties agree that such resignations are intended to be self-effectuating, Executive further agrees to execute any documentation the Company determines necessary or appropriate to facilitate such resignations.
2.From the Effective Date through September 1, 2024 (the “Termination Date”), Executive shall continue as a non-officer employee of the Company and shall continue to participate in the broad-based compensation and benefit plans of the Company and its subsidiaries in which he currently participates or to which he is a party through the Termination Date. Executive hereby acknowledges and agrees that his employment with the Company and its subsidiaries shall terminate on the Termination Date. In the event of Executive’s death or Disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (together with any Treasury regulations promulgated or other Treasury guidance thereunder, the “Code”)) termination prior to September 1, 2024, such earlier date shall be treated as the Termination Date. During the period from the Effective Date through the Termination Date, Executive shall be permitted to perform his duties and responsibilities on a remote basis in his reasonable discretion, and Executive shall not be required to travel or attend in-person meetings in connection with any services hereunder (other than as may be required pursuant to Section III.2 below).
3.No later than the Termination Date, Executive agrees to return to the Company all Company property (other than de minimis items), including, without limitation, any Company vehicle, computer equipment, software, access badge, corporate credit cards, electronically stored files, and physical files and/or documents containing information concerning the Company, its business or its business relationships. Notwithstanding the foregoing, Executive shall be permitted to retain his contacts, calendars and personal correspondence and any compensation related information or documentation.
II.SEPARATION BENEFITS
1.In consideration of Executive’s execution of this Agreement and Executive’s agreement to be legally bound by its terms, specifically including without limitation the covenants in Sections III and IV of this Agreement, and subject to Section II.2 of this Agreement, following the Termination Date, the Company shall pay or provide the following payments and benefits to Executive as set forth below (the “Separation Benefits”):
a.a cash payment equal to any base salary and vacation pay accrued but unpaid or unused as of the Termination Date, which shall be paid in a lump sum on the first regularly scheduled payroll date following the Termination Date, and reimbursement of all business expenses, if any, Executive may have incurred in accordance with the Company’s policy as currently in effect, which shall be paid in accordance with such policy and subject to Section V.4;
b.a cash severance payment in an amount equal to $5,710,500 (the “Severance Payment”), which is calculated to be equal to the following: the sum of Executive’s annual base salary and target annual bonus as of the Effective Date multiplied by 2, which shall be paid in a lump sum on the first regularly scheduled payroll date after the Release becomes effective;
c.a cash payment equal to the annual bonus (based on actual performance) in respect of calendar year 2024 pursuant to the Company’s 2024 annual incentive plan, prorated based on a fraction, the numerator of which is the number of days elapsed between (and including) January 1, 2024, and the Effective Date, and the denominator of which is 366. The amount of the annual bonus shall be based on actual performance shall be determined by the Board or the Compensation and Human Capital Committee thereof in a manner consistent with that used for the Company’s executive officer group generally (without use of any negative discretion unless such discretion is applied uniformly to the Company’s executive officer group); provided that any individual performance metrics shall be deemed met at not less than the 1.0 level of performance. This prorated bonus shall be paid in a lump sum when such bonuses are paid to the Company’s executive officer group generally, but in no event later than March 15 of the year following the year in which the Termination Date occurs;
d.a cash payment in an amount equal to $22,404, equal to the product of (i) the employee premium for health care continuation coverage under Section 4980B of the Code or other applicable law for Executive and his eligible covered dependents equivalent to the coverage which they were receiving immediately prior to the Termination Date, and (ii) 12, which shall be paid in a lump sum on the first regularly scheduled payroll date after the Release becomes effective;
e.a cash payment in an amount equal to $20,000 for use for career transition or such other purposes as determined by Executive, which shall be paid in a lump sum on the first regularly scheduled payroll date after the Release becomes effective; and

f.Executive’s outstanding equity and equity-based awards shall continue to vest in accordance with their terms through September 1, 2024. The Company acknowledges and agrees that Executive’s employment through the September 1, 2024, would result in Executive satisfying the definitions of “Retirement,” “Normal Retirement” and “Approved Retirement” in each applicable award agreement and that any applicable succession planning requirement associated with retirement treatment is hereby waived. As a result, the Company acknowledges and agrees that all of Executive’s outstanding equity and equity-based awards shall be treated upon and following September 1, 2024, in accordance with the “Retirement,” “Normal Retirement” and “Approved Retirement” provisions of such awards, as applicable.
2.Executive’s entitlement to the Separation Benefits set forth in Sections I.1.b through f above is subject to Executive’s (or, in the event of the Executive’s death or Disability, as applicable, Executive’s beneficiaries’ or estate’s or representatives’) execution of the release of claims in the form attached as Exhibit A to this Agreement (the “Release”) within 21 calendar days following the Termination Date (180 days in the event of death), and the non-revocation of the Release during the seven-day period following each such execution of the Release. If not revoked, the Release shall be considered effective on the eighth day after it is executed by Executive (or, in the event of Executive’s death or Disability, as applicable, Executive’s beneficiaries or estate or representatives).
3.Executive acknowledges that the payments and benefits to which he becomes entitled pursuant to this Section II and otherwise solely on account of the termination of his employment shall not be considered in determining his benefits under any plan, agreement, policy or arrangement of the Company and its subsidiaries, including but not limited to the Company’s 401(k) plan. The payments and benefits provided under this Section II shall be in full satisfaction of the obligations of the Company and its subsidiaries to Executive under this Agreement or any other plan, agreement, policy or arrangement of the Company and its subsidiaries upon his termination of employment, and in no event shall Executive entitled to severance pay or benefits beyond those specified in this Section II.
III.CONFIDENTIALITY, NONDISCLOSURE, COOPERATION AND NON-DISPARAGEMENT
1.Protecting Confidential Company Information. Subject to Section III.5 below, Executive agrees and covenants that Executive will not use, disclose, make available, publish, or communicate, whether directly or indirectly, to anyone at any time, any Confidential Information acquired during his employment with the Company or an affiliate. Executive expressly represents that as of the time of signing this Agreement, Executive has not accessed, used, copied or removed any documents, records, files, media, or other resources containing Confidential Information except during Executive’s employment as appropriate and necessary for the performance of Executive’s job duties for the Company. Executive affirms that, pursuant to Section I.3 above, Executive shall return all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public or within the Company’s industry, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to business or financial information, trade secrets, processes, practices, methods, know-how and any confidential or proprietary information relating to the business and affairs of the Company, or of any other person or entity that has entrusted information to the Company in confidence. Executive further agrees to continue to comply with the terms of any applicable Confidential & Intellectual Property Agreement that Executive has entered into with the Company. Executive hereby grants consent to notification by the Company to any new employer about Executive’s obligations under this paragraph and represents that Executive has not to date misused or disclosed Confidential Information to any unauthorized party. Executive hereby acknowledges receipt of the following notice pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
2.Cooperation. During Executive’s employment and for the twenty-four (24)-month period following the Termination Date (or, for any litigation or investigation matters pending or known as of the Effective Date, during Executive’s employment and until the final resolution of such matters) (such period, the “Cooperation Period”), Executive agrees to complete such reasonable acts as from time to time may be necessary or useful in the Company’s good faith reasonable discretion to apply for, secure, maintain, reissue, extend or defend the Company’s worldwide rights in its Confidential Information or other intellectual property or in any or all letters patent in any country worldwide, so as to secure to the Company the full benefits of such information or discoveries and otherwise as needed to protect the Company’s rights and interests. In addition, during the Cooperation Period, Executive agree to make himself reasonably available, subject to Executive’s reasonable personal and professional commitments, to cooperate with the Company’s and its attorneys’ reasonable requests for cooperation in connection with any matter that Executive directly handled or supervised during Executive’s employment with the Company or with any investigation of any claims against the Company about which Executive is reasonably likely to have direct knowledge. Executive understands and agrees that such reasonable cooperation may include, but shall not be limited to, making himself reasonably available to the Company and its attorneys upon reasonable notice for interviews and factual investigations; appearing at the Company’s reasonable request to give truthful testimony; and turning over all relevant documents to the Company that are or may come into Executive’s possession; provided, however, that the Company shall not require Executive to breach obligations of confidentiality to a third party or disregard Executive’s attorney-client privilege or engage in any other actions not legally permitted. Without limiting the generality of the foregoing, to the extent that the Company seeks Executive’s assistance, the Company will use best efforts to provide Executive with reasonable advance notice of its need for assistance. Further, the Company will reimburse Executive in accordance with the Company’s policy, for all reasonable out-of-pocket travel and other expenses that Executive incur as a result of Executive’s cooperation pursuant to this Section III.2, including reasonable attorneys’ fees, if reasonably appropriate. Executive shall not be required to cooperate against his personal or professional legal interests.

3.Non-disparagement. Subject to Section III.4 below and to the extent permitted by applicable law, Executive agrees not to make or publish any public statement (orally, in writing, or in any other form) or instigate, assist, or participate in the making or publication of any public statement which is disparaging, defamatory or detrimental in any way to: (a) the Company or its subsidiaries, (b) the Company’s or its subsidiaries’ services, affairs, or operations, or (c) any of its past or present directors and executive officers. The Company agrees not to make or publish, and shall instruct its present directors and executive officers not to make or publish, any public statement (orally, in writing, or in any other form) or instigate, assist, or participate in the making or publication of any public statement which is disparaging, defamatory or detrimental in any way to: (x) Executive or (y) Executive’s reputation, integrity or professionalism. Notwithstanding the foregoing, either party hereto may make disparaging or negative statements pursuant to truthful testimony in connection with a governmental or regulatory investigation or in connection with a legal or arbitration process.
4.Protected Rights. Nothing in this Agreement or the Release (i) restricts or impedes Executive from exercising protected rights, to the extent such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order, (ii) waives Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Executive has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (iii) prevents or restricts Executive from communicating with, filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission (the “SEC”), or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or making other disclosures that are protected under whistleblower provisions of federal law or regulation or from otherwise making disclosures protected under whistleblower provisions of federal law or regulation (including Section 21F of the Securities Exchange Act of 1934 and the regulations promulgated thereunder) or limit Executive’s right to receive an award for information provided to the SEC or any other securities regulatory agency, in each case without the necessity of prior authorization from the Company or the need to notify the Company that he has done so, (iv) prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, including but not limited to retaliation, a wage-and-hour violation, or sexual assault, or other conduct that is recognized as unlawful under state, federal or common law, or that is recognized as against a clear mandate of public policy, whether occurring in the workplace, at work-related events coordinated by or through the Company, or between employees, or between the Company and an employee, whether on or off the employment premises, (v) prevents Executive from exercising any rights Executive may have under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees (such as discussing wages, benefits, or other terms and conditions of employment or raising complaints about working conditions for Executive’s own and other employees’ mutual aid or protection), or (vi)

prevents Executive from testifying truthfully pursuant to any legal process between Executive and the Company or any of its affiliates and/or their respective directors or executive officers.
IV.NON-COMPETE AND NON-SOLICITATION COVENANTS
1.Restrictive Covenants. In recognition of, and in consideration for, the Separation Benefits to be paid to Executive pursuant to Section II of this Agreement, Executive agrees to be bound by the provisions of this Section IV (together with the covenants set forth in Section III, the “Restrictive Covenants”).
a.Executive covenants that, during Executive’s employment with the Company and for the 24-month period immediately following the Termination Date (the “Restricted Period”), Executive will not do any of the following, directly or indirectly:
i.be employed by, consult with or engage in any Competing Business, as defined below; or
ii.influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or any of its subsidiaries; or
iii.solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company or any of its subsidiaries within the 12 month period immediately preceding the date of such solicitation, employment or retention; provided, however, that this restriction will not apply to any person whose employment by the Company or any of its subsidiaries was terminated by the Company or any such affiliate during such 12 month period.
provided; however, that the foregoing restrictions shall not apply to (A) general solicitations that are not specifically directed to employees or other service providers of the Company and its subsidiaries, (B) serving as a reference at the request of an employee or (C) actions taken in the good faith performance of Executive’s duties for and/or for the benefit of the Company and its subsidiaries.
b.Definitions. For purposes of this Agreement:
“Competing Business” means any company, entity, or Affiliate (defined below) of any of the following: Bayer AG (including without limitation Monsanto Company), BASF SE, China National Chemical Corporation (including without limitation Syngenta AG and/or ADAMA Ltd.), Corteva Inc., UPL Limited, and/or any person or entity which, as of the Termination Date or during the Restricted Period, has obtained or has or will have applied for a USEPA pesticide registration for Chlorantraniliprole Technical, it being understood and agreed that, in regard to the latter category of entities, in no event shall a company that distributes chlorantraniliprole-

containing end-use products but does not hold or has applied for a registration for Chlorantraniliprole Technical shall be considered a “Competing Business.” Notwithstanding the foregoing, Executive’s provision of services to an entity or person or their subsidiaries that is not a Competing Business but becomes part of a Competing Business solely as a result of an acquisition, merger, business combination or similar event shall not be considered a violation of Section IV.1.a.
“Affiliate” as used above means any company or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such company or entity (including without limitation its respective officers, directors and employees). For this purpose, “control” means the power to direct the management and policies of a person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, Affiliate shall not include other entities (that are not Competing Businesses) owned by a private equity sponsor of any of the entities referenced above.
c.Acknowledgements. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries, that the duration and scope of the Restrictive Covenants are reasonable given the nature of this Agreement and Executive’s position within the Company. Executive acknowledges that the Company and its subsidiaries have a legitimate business interest in and right to protect its Confidential Information, goodwill and employee, customer and other relationships, and that the Company and its subsidiaries would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships. Executive further acknowledges that the Company and its subsidiaries are entitled to seek to protect and preserve the going concern value of the Company and its subsidiaries to the extent permitted by law. Executive further acknowledges that, although Executive’s compliance with the covenants contained in this Agreement may prevent Executive from earning a livelihood in a business similar to the business of the Company and its subsidiaries, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.
d.Remedies and Enforcement.
i.Specific Enforcement. The parties hereto acknowledges that any material breach, willfully or otherwise, of the Restrictive Covenants may cause continuing and irreparable injury to the other party for which monetary damages may not be an adequate remedy. Neither party shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any actual or threatened material breach of any of the Restrictive Covenants, and failure to cure after being given a reasonable period of time to cure, the parties hereto shall be entitled to seek (without the necessity of showing economic loss or other actual damage)

injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted. In addition, in the event of any material breach of any of the Restrictive Covenants by Executive during the twenty-four (24)-month period following the Termination Date, the Company shall be entitled to cease payment of the compensation and benefits contemplated by Section II to the extent not previously paid or provided (including any portion of the Severance Payment not yet paid) and seek the prompt return of any portion of such compensation and the value of such benefits previously paid or provided. The preceding sentences shall not be construed as a waiver of the rights that either party hereto may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the parties hereto.
ii.Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision will then be enforceable.
iii.Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such Restrictive Covenants shall be modified such that they are enforceable and enforced as so modified.
iv.Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the Restrictive Covenants to any potential employer or employer that Executive may work for during the Restricted Period.
v.Extension of Restricted Period. If Executive materially breaches Section IV.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period of the material breach prior to the Company becoming aware of such breach if the Company does not take action to cause Executive to cease the breach.
V.MISCELLANEOUS
1.No Mitigation; No Offset. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment and shall not be offset by any amounts alleged to be owed by Executive to the Company.
2.Tax Withholding. The Company and its subsidiaries shall withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.
3.Successors. This Agreement shall inure to the benefit of, be enforceable by and be binding upon Executive’s legal representatives. This Agreement shall inure to the benefit of, be enforceable by and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Notwithstanding anything to the contrary in this Agreement, in the event of Executive’s death, the Company shall provide Executive’s estate (or beneficiaries) with any payments due to Executive under this Agreement.
4.Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to Executive:	Executive’s last address on the books and records of the Company

As to the Company:	FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
Attention: General Counsel
Any party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.
4.Section 409A. The Separation Benefits are intended to comply with, or be exempt from, Section 409A of the Code (“Section 409A”). Notwithstanding the foregoing, the Company makes no representations that the payments and/or benefits provided in this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. The parties shall in good faith attempt to modify any provisions in this Agreement not in compliance with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and agreed upon with Executive and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. All reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short- term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and, if the period during which Executive may execute or revoke the Release spans two taxable years, payments subject to the execution and non-revocation of the Release shall be paid (or commence) on the later of (i) the first business day of such second taxable year or (ii) the eighth calendar day after Executive’s execution of the Release. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its subsidiaries as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.
5.Headings and Captions. The headings and captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
6.Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
7.Entire Agreement. The provisions of this Agreement set forth the entire agreement between Executive and the Company regarding Executive’s termination of employment. In the event a court or agency of competent jurisdiction determines that any term or provision contained in this Agreement is illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other terms and provisions of this Agreement, which shall continue in full force and effect.
8.Legal Fees. The Company will reimburse Executive for reasonable and documented legal fees incurred in connection with the negotiation of this Agreement, up to a maximum amount of $50,000, within 30 calendar days after delivery of an invoice therefore.
9.Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute an instrument enforceable and binding upon the undersigned parties.
10.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to that jurisdiction’s choice of law rules.
11.Indemnification; Directors’ and Officers’ Insurance. The Company shall indemnify, advance expenses to, and hold harmless Executive in connection with the performance of Executive’s duties as President and Chief Executive Officer of the Company and as a member of the Board, in each case, prior to the Effective Date, and with respect to

Executive’s employment pursuant to this Agreement through the Termination Date, to the fullest extent permitted by law and the governance instruments of the Company. The Company shall cover Executive under directors’ and officers’ liability insurance to the same extent as other similarly situated former officers and directors of the Company.

THE REST OF THIS PAGE IS INTENTIONALLY BLANK

IN WITNESS WHEREOF, EXECUTIVE AND THE COMPANY, INTENDING TO BE LEGALLY BOUND, HAVE EXECUTED THIS INSTRUMENT ON THE DATE SET FORTH BELOW:

June 10, 2024	June 11, 2024
Date Signed	Date Signed
/s/ MARK A. DOUGLAS	/s/ FMC CORPORATION
Mark A. Douglas	FMC Corporation
[Signature Page to Separation Agreement]

EXHIBIT A
RELEASE OF CLAIMS
This General Release of all Claims (this “Release”) is entered into as of September 1, 2024, by and between FMC Corporation (the “Company”), with its Corporate Headquarters at 2929 Walnut Street, Philadelphia, PA, 19104, and Mark A. Douglas (“Executive”) (collectively, the “Parties”).
In consideration of the payments and benefits (the “Separation Benefits”) set forth in Section II of the Separation Agreement between Executive and the Company, dated as of June 11, 2024 (the “Separation Agreement”), Executive agrees as follows:
I.WAIVER AND RELEASE OF CLAIMS
In consideration of the Separation Benefits described herein, Executive agrees, on behalf of Executive and Executive’s heirs, administrators, representatives, attorneys, successors, executors, assigns and agents (the “Releasers”), to fully and forever waive and release the Company, and the Company’s past and present subsidiaries, affiliates and joint ventures and all of the current and former officers, directors, owners, partners, supervisors, agents, employees, attorneys, insurers, employee benefit plans (including such plans’ administrators and fiduciaries) or assigns of the aforementioned (the “Released Parties”), from any and all legally waivable claims, rights, contracts, agreements, liabilities, promises, torts, demands, causes of action, obligations, promises, controversies, damages, actions, suits, demands, costs, losses, debts and expenses arising at any time up to and including the date that Executive executes this Release, whether known or unknown, to the extent arising from or related to Executive’s service as a director of the Company and Executive’s employment and termination of employment with the Company and its subsidiaries, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any similar federal, state or local employment statute, law, order or ordinance. This Release specifically includes, but is not limited to, claims for discrimination based upon any protected characteristic (such as age, race, sex, national origin, ancestry, religion, sexual orientation, physical or mental handicap and disability status), breach of contract, or any other claim for relief or remedy (including attorneys’ fees, costs, and expenses) under any city, state, local or federal laws, including but not limited to, claims under the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, as amended, the Worker Adjustment and Retraining Notification (WARN) Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, all as amended, and the civil rights, employment and labor laws of any city, locality, state and the United States, including, but not limited to the following (as applicable):
•the District of Columbia Human Rights Act, the District of Columbia Prohibition of Employment Discrimination on the Basis of Tobacco Use Act, the District of Columbia Whistleblower Protection Act for Employees of D.C. Contractors, the District of Columbia Family and Medical Leave Act, the District of Columbia Parental Leave Act, the District of Columbia Accrued Sick and Safe Leave Act, and the District of Columbia Wage Payment and Collection Law;

•the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Workers’ Compensation Law’s Anti-Retaliation Provisions, and the New Jersey Security and Financial Empowerment Act; and
•the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, and the Pennsylvania Whistleblower Law.
II.EXCLUDED CLAIMS; PROTECTED RIGHTS
Claims that are not being released under this Release include: (a) Executive’s rights to enforce the Separation Agreement or receive the Separation Benefits; (b) Executive’s rights as a stockholder and/or holder of equity awards of the Company; (c) any accrued or vested benefit entitlements pursuant to the terms of a any applicable plan, policy, practice, program, contract or agreement with the Company; (d) workers’ compensation, unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (d) continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 and any state law equivalents; (e) any unreimbursed reimbursable business expenses; (f) any rights under to indemnification and/or advancement of expenses under the Company’s organizational documents or under the Company’s directors’ and officers’ insurance policies; (g) any claims that are not legally waivable as a matter of law; (h) any claims arising after the date Executive signs this Release; and (i) Executive’s rights to communicate directly with, cooperate with, or provide information to, any federal, state or local government authority or regulator.
Nothing in this Release shall release Executive from his obligations under the Separation Agreement or any other agreement between Executive and the Company, and Executive acknowledges that the Company will have available to it all remedies under the Separation Agreement and at law and at equity. Nothing in the Separation Agreement or this Release (i) restricts or impedes Executive from exercising protected rights, to the extent such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order, (ii) waives Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Executive has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (iii) prevents or restricts Executive from communicating with, filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission (the “SEC”), or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or making other disclosures that are protected under whistleblower provisions of federal law or regulation or from otherwise making disclosures protected under whistleblower provisions of federal law or regulation (including Section 21F of the Securities Exchange Act of 1934 and the regulations promulgated thereunder) or limit Executive’s right to receive an award for information provided to the SEC or any other securities regulatory agency, in each case without the necessity of prior authorization from the Company or the need to notify the Company that he has done so, (iv) prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, including but not limited to retaliation, a wage-and-hour violation, or sexual assault, or other conduct that is recognized as unlawful under state, federal or common law, or that is recognized as against a clear mandate of public policy, whether occurring in the workplace, at work-related events coordinated by or through the Company, or between employees, or between the Company and an employee, whether on or off the employment premises, or (v) prevents Executive from exercising any rights Executive may have under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees (such as discussing wages, benefits, or other terms and conditions of employment or raising complaints about working conditions for Executive’s own and other employees’ mutual aid or protection). By signing this Release, however, Executive is waiving Executive’s right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.
III.EXECUTIVE REPRESENTATIONS
Executive specifically represents, warrants, and confirms that, as of the date of this Release:
1.Executive has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state or federal government or agency;
2.To the maximum extent permitted by law, Executive has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release;
3.Executive has not made any claims or allegations to the Company related to sexual harassment or sexual abuse, and none of the payments set forth in the Separation Agreement are related to sexual harassment or sexual abuse;
4.Executive has been properly paid for all hours worked for the Company;
5.Executive has received all salary, wages, commissions, bonuses, and other compensation due to Executive through and including the Termination Date (as defined in the Separation Agreement); and
6.Executive has not engaged in any unlawful conduct relating to the business of the Company.
IV.KNOWING & VOLUNTARY ACKNOWLEDGMENTS BY EXECUTIVE
Executive acknowledges and agrees that the following is true and correct:
1.Executive knowingly and voluntarily accepts the terms of this Release, including its release of claims (both known and unknown), as evidenced by his signature below;
2.Executive acknowledges and agrees that Executive has read and understands the terms and the effect of this Release, including its release of claims;
3.Executive acknowledges that Executive has been specifically advised by this writing to consult with, and has had an opportunity to consult with, an attorney of Executive’s own choosing before executing this Release;

4.Executive understands and agrees that Executive is receiving additional benefits and valuable consideration, which Executive would not otherwise be entitled to receive upon separation from employment, and these benefits are being given as consideration in exchange for executing the Separation Agreement and this Release, including the general release. Executive further acknowledges that Executive is not entitled to any additional payment or consideration not specifically referenced in the Separation Agreement. Nothing in this Release or the Separation Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide the Separation Benefits or other benefits to any individuals other than Executive;
5.Executive acknowledges that Executive has been given a reasonable period of time of at least twenty-one (21) calendar days from the date of Executive’s receipt of this Release to consider it before signing it;
6.Executive acknowledges that Executive has been given seven (7) calendar days after signing this Agreement to revoke Executive’s signature by giving written notice of Executive’s revocation as provided in Section V below during the seven (7) day revocation period;
7.By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release, has carefully read this Release and fully understands its terms and he has entered into this Release, knowingly, freely and voluntarily;
8.Executive acknowledges that this Release will not become effective and enforceable until eight (8) calendar days after Executive’s execution of the Release, assuming it has not been timely revoked by Executive;
9.Executive further acknowledges that if Executive does not sign and return this Release within twenty-one (21) calendar days after the Termination Date, then it shall become void and unenforceable and the Company will not owe the Separation Benefits to Executive; and
10.Executive acknowledges that neither the Company nor any Released Parties have made any representation or promise concerning the terms and effects of this Agreement other than those contained herein.
V.RETURN OF AGREEMENT; NOTICE AND REVOCATION
Executive shall return this signed Release to, and any notice including notice of revocation permitted under this Release shall be made in writing to the Company’s Corporate Headquarters at 2929 Walnut Street, Philadelphia, PA, 19104, attention: Chief Human Resources Officer.
VI.NO ADMISSION OF LIABILITY
Execution of this Release shall not constitute an admission of liability or wrongdoing of any kind by either party, and both the Company and Executive specifically deny any such liability.

VII.MISCELLANEOUS
This Release will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.
VIII.Company Release
The Company, on behalf of the Released Parties (to the extent of those members of the Released Parties for whom the Company has legal authority) and their successors and assigns, irrevocably and unconditionally releases you of and from all claims which they had, now have or may have against you, through the date the Company signs this Agreement, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, within the reasonable scope of your employment. The foregoing release does not apply to or extend to (i) any acts of gross negligence, (ii) any willful acts of misconduct or fraud which the Company may not have actual knowledge of as of the date of this Agreement, (iii) any breach of the Company’s Code of Ethics and Business Conduct (unless de minimis) or (iv) any claims the Company is not permitted to release under applicable law, including any claims under the Company’s Dodd-Frank Clawback Policy.

IN WITNESS WHEREOF, EXECUTIVE, INTENDING TO BE LEGALLY BOUND, HAS EXECUTED THIS RELEASE ON THE DATE SET FORTH BELOW:

Date Signed	Date Signed

Mark A. Douglas	FMC Corporation
[Signature Page to Release]